Exhibit 10.16
PERSONAL & CONFIDENTIAL
July 3, 2008
David C. Dobson
Dear David:
This letter confirms your resignation from Corel Corporation (“Corel”) effective June 30, 2008 and sets out the terms on which you have agreed to provide transitional services to Corel.
The terms and conditions set out below are conditional on you signing and returning to Corel this letter and the release attached as Schedule A (the “Release”) on or before July 7, 2008 after which time this letter is automatically revoked.
1.	Period of Transitional Assistance
a)	You have agreed to provide your services to Corel until June 30, 2008, or until such earlier time as Corel may advise you at anytime after the ate of this letter (the “Transition Period”). During the Transition Period, you will continue as a Director and Office of Corel. During the Transition Period you will, to the best of your ability, work with the Special Committee that was formed in response to the proposal received from Vector Capital (the “Special Committee”). In addition, during the Transition Period you will, to the best of your ability, work with the Board of Directors of Corel (the “Board”), Corel’s management team and the interim Chief Executive Officer of Corel, as requested by the Board and Interim Chief Executive Officer.

b)	During the Transition Period, you have the opportunity to earn a bonus in the based on the value you provide to the Special Committee during the Transition Period, to a maximum of $200,000. The amount, if any, payable shall be at the discretion of the independent Directors of Corel, in consultation with the Special Committee.

c)	Your base salary (of $415,000 Canadian annually) will cease effective at the end of the Transition Period and your sole entitlements to other compensation and to benefits shall be:
(i)	continued participation in Corel’s benefit plans for the Transition Period.

(ii)	the discretionary bonus referred to in subparagraph 1(b) above;

(iii)	payment of the greater of:

A.	$300,000 Canadian; and

B.	your incentive payment pursuant to Corel’s annual incentive plan to May 31, 2008, based on actual performance to May 31, 2008 (in accordance with your annual incentive plan target of $415,000 Canadian with 40% measured against Corporate Revenue attainment and 60% measured again Corporate EBITDA attainment),plus the tax gross-ups relating to your 2007 apartment and travel in the amount of $52,246 Canadian, plus pay in respect of your accrued unused vacation to the end of the Transition Period.
(d)	All of your unvested options granted June 27 and October 1, 2005 will vest on June 30, 2008 and you may exercise all outstanding options until the earlier of”
(i)	December 31, 2008; and

(ii)	their original expiry date.
All of your options granted July 17, 2007 shall be forfeited on June 30, 2008.
2.	Company Property

All company property must be returned to Corel at the end of the Transition Period, including but not limited to: financial information, customer lists, marketing and technical materials, cell phones, pagers, blackberries, desk keys, company credit cards, company calling cards, computers and computer equipment, security badges, CD ROMS and any other Corel materials you may have.

3.	Taxes and Currency

All amounts payable under this Agreement are subject to applicable taxes and withholdings and you are solely responsible for the payment of all taxes owing as a result of the payments and benefits provided to you under this Agreement. All amounts referred to in this letter are in Canadian currency.

4.	Resignation From Other Positions

All officer positions you hold with Corel and its affiliated entities are terminated at the end of the Transition Period, or at such earlier time as is requested by Corel and you agree to resign from all director positions you then hold with Corel and its affiliated entities at the end of the Transition Period, or at such earlier time as is requested by Corel.

5.	Confidentiality, Non-Compete, Fiduciary Duties

You are reminded that you are required to comply with the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property covenants in your agreement with Corel dated effective June 17, 2005, as amended November 1, 2005. You are also reminded that you owe fiduciary obligations to Corel, which includes an obligation to act in good faith and in the best interests of Corel.

6.	Speakwell

You covenant and agree to speak positively of Corel and its employees, directors or affiliates at all times. Corel covenants and agrees to speak positively of you at all times. Should either you or Corel have occasion to comment on your departure or time at Corel, both parties will do so in a manner that reflects the high level of mutual respect and the amicable nature of this agreement.
You agree to keep this Agreement and its terms confidential and not to discuss it with others.
Sincerely,
/s/ KRIS HAGERMAN
Kris Hagerman
Interim Chief Executive Officer
I have read, understand and agree to the terms set out in the Agreement. I have been advised to seek independent legal advice in connection with this agreement and have sought or waive such advice.

Date July 3 2008	/s/ DAVID C. DOBSON

David C. Dobson

SCHEDULE A
FULL AND FINAL RELEASE
I, DAVID C. DOBSON, on my own behalf and that of my heirs, executors and assigns, in consideration of the terms and conditions set out in my Agreement with Corel Corporation (“ COREL “) dated July 3, 2008 (the “Transition Agreement”), payments made to me pursuant to those terms and conditions and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby release and forever discharge Corel, its subsidiaries, parents, predecessors, successors, related companies, affiliates, divisions and their present and former directors, officers, representatives, shareholders, owners, employees, administrators, agents and lawyers (collectively, the ” RELEASEES “) jointly and severally, from any and all actions, causes of action, covenants, contracts, claims, demands, complaints, proceedings, grievances, damages, costs or loss of any nature or kind, past, present or future arising out of or in any way relating to or connected with my hiring, my employment with Corel or the termination of my employment, stock options or other share based incentive plans and benefit plans.
I do hereby declare and acknowledge that the consideration set out above satisfies all obligations of the Releasees, arising from or out of my hiring, my employment with Corel or the termination of my employment, stock options or other share based incentive plans and benefit plans including, without limitation any obligations under Employment Standards, Human Rights and Workplace Safety and Insurance legislation, or any similar legislation in any other jurisdiction. I covenant and undertake that I will not file or advance any claims or complaints under the Employment Standards legislation including claims in respect of pay in lieu of notice and severance pay, Human Rights legislation and Work place Safety and Insurance legislation or any similar legislation in any other jurisdiction, arising out of my hiring, my employment with Corel or the termination of my employment, stock options or other share based incentive plans and benefit plans.
And for the said consideration, I further agree not to make any claim or take any other proceedings against any person, entity, corporation, partnership or Crown in which any claim could or does arise with respect to any matters which may have arisen between the parties to this release up to the present time, concerning and relating to any action I may have as against any other party as a result or my hiring, my employment with Corel or termination of my employment, stock options or other share based incentive plans and benefit plans.
Notwithstanding the foregoing, I do not release my rights and entitlements to enforce my rights under the Transition Agreement or any right or entitlement I may have to indemnity or to enforce any indemnity as a director or officer of Corel or its affiliates or to benefits under any policy of directors and officers insurance.

And for said consideration I further agree to save harmless and indemnify the Releasees from and against any and all claims, charges, taxes, penalties or demands made by the Canada Revenue Agency, its predecessors or successors, or any similar governmental authority in any other jurisdiction, requiring any of the Releasees to pay any amounts under the Income Tax Act (Canada) and other duly recognized federal, provincial and local taxing authorities in respect of income tax payable by me in excess of the income tax previous withheld, and from and against any and all claims, charges, taxes or penalties and demands made on behalf of or related to Employment Insurance or Canada Pension Plan under the applicable statutes and regulations, or any other similar legislation in any other jurisdiction, with respect to any amounts which may, in the future, be found to be payable by any of the Releasees with respect to the payment of the consideration referred to above.
It is understood and agreed that the giving of the consideration set out above is deemed to be no admission of liability whatsoever on the part of the Releasees and, in fact, any liability is expressly denied.
I will not say, publish or do any act or thing that disparages or casts the Releasees in any unfavorable light, or which could result in injury to their reputation. Except to the extent required by applicable law, I will make no public statements or announcements regarding my past employment with Corel or any of the matters set forth herein without first consulting with Corel and obtaining its prior written approval as to the timing and content of the proposed statements or announcements. Notwithstanding the foregoing, I understand that I may disclose particulars of my past employment with Corel and my termination therefrom in a bona fide job search or application for government employment insurance benefits.
And I hereby declare that I have read and fully understand this release. I have had the opportunity to seek independent legal advice. I understand that this release contains a full and final release of any claims, which I have or may have relating to my hiring, my employment with Corel and my resignation of employment, stock option or other share based incentive plans and benefit plans. I voluntarily accept the said consideration for the purpose of making full and final compromise, adjustment and settlement of all claims as set out above.
IN WITNESS WHEREOF, I, DAVID C. DOBSON set my hand and seal hereto this 3 day of July, 2008.
SIGNED, SEALED AND DELIVERED
In the presence of

/s/ DAVID C. DOBSON

Witness Signature	DAVID C. DOBSON

Witness Name